Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF L933



                          GEORGIA-PACIFIC CORPORATION
             (Exact name of registrant as specified in its charter)

                   GEORGIA                               93-043208L
            (State of Incorporation)         (IRS Employer Identification No.)

               L33 PEACHTREE STREET, N.E., ATLANTA, GEORGIA 30303
                    (Address of Principal Executive Offices)

                          GEORGIA-PACIFIC CORPORATION
                       1997 EMPLOYEE STOCK PURCHASE PLAN
                            (Full Title of the Plan)

                               KENNETH F. KHOURY
                          VICE PRESIDENT AND SECRETARY
                          GEORGIA-PACIFIC CORPORATION
                           L33 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30303
                    (Name and Address of Agent for Service)



                                 (404) 652-4839
                               (Telephone Number,
                              including area code,
                             of Agent for Service)

                        CALCULATION OF REGISTRATION FEE




                                       Proposed      Proposed
                                       Maximum       Maximum
                                       Offering      Aggregate     Amount of
Title of Securities    Amount to be    Price per     Offering    Registration
 to be Registered      Registered(1)     Share(2)     Price           Fee


   Common Stock,
     par value
  $.80 per share     2,000,000 shares   $78.09     $156,180,000    $47,328



(1)Plus such indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of a stock dividend or certain other capital adjustments.

(2)Determined as provided in the Plan as 85% of the average between the high and low prices for a share of Georgia-Pacific
   Corporation Common Stock on September 2, 1997, as reported on the New York Stock Exchange Composite Tape.


                                  PART I

           INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


Item 1.Plan Information.

Item 2.Registrant Information and Employee Plan Annual Information.


                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.Incorporation of Documents by Reference.

       The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:


     (a) the Annual Report on Form 10-K of Georgia-Pacific Corporation (the "Corporation") for the fiscal year ended December 31, 1996;

     (b) the Corporation's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

     (c) the description of the Common Stock of the Corporation (the "Common Stock") set forth under "Item 1. Description of Registrant's Securities to be Registered" in the Corporation's Amendment No. 1 on Form 8 to its Registration Statement on Form 8-A with respect to the Common Stock, File No. 1-3506, as amended from time to time.

       All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents with the Commission.

Item 4.Description of Securities.

       Not applicable.

Item 5.Interests of Named Experts and Counsel.

       Not applicable.

Item 6.Indemnification of Directors and Officers.

       Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (1) such individual conducted himself or herself in good faith; and 2) such individual reasonably believed (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 a court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

       Section 14-2-852 of the Georgia Business Corporation Code provides that, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which a director was a party because they were a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

       Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify an officer of the corporation who is a party to a proceeding because they are an officer of the corporation to the same extent as a director. If the officer is not a director, (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer) to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (1) appropriation, in violation of their duties, of any business opportunity of the corporation,
(2) acts or omissions which involve intentional misconduct or a knowing violation of law, (3) the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code or (4) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the Georgia Business Corporation Code and may apply to a court under Section 14-2-854 of the Georgia Business Corporation Code for indemnification, in each case to the same extent to which a director may be entitled to indemnification under those provisions. Finally, a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action by its board of directors or contract.

       In accordance with Article VI of the Corporation's Bylaws, every person (and the heirs and personal representatives of such person) who is or was a director, officer, employee or agent of the Corporation, or of any other corporation, partnership, joint venture, trust or other enterprise in which he served as such at the request of the Corporation, shall be indemnified by the Corporation against all liability and expenses (including, without limitation, counsel fees and disbursements, and amounts of judgments, fines or penalties against or amounts paid in settlement by, a director, officer, employee or agent) actually and reasonably incurred by him in connection with or resulting from any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative or in connection with any appeal relating thereto, in which he may become involved, as a party or otherwise, or with which he may be threatened, by reason of his being or having been a director, officer, employee or agent of the Corporation or such other corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken or omitted by him in his capacity as such whether or not he continues to be such at the time such liability or expense shall have been incurred. Every such person (and the heirs and personal representatives of such person), to the extent that such person has been successful on the merits or otherwise with respect to any claim, action, matter, suit or proceeding is entitled to indemnification as of right for expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Except as provided in the preceding sentence, upon receipt of a claim for indemnification under
Article VI of the Corporation's Bylaws, the Corporation shall proceed as follows, or as otherwise permitted by applicable law: If the claim is made by a director or officer of the Corporation, the board of directors, by a majority vote of a quorum consisting of directors who were not parties to the applicable action, suit or proceeding, shall determine whether the claimant met the applicable standard of conduct as set forth in subparagraphs (A) and (B) below. If such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, such determination shall be made by independent legal counsel (who may be the regular inside or outside counsel of the Corporation) in a written opinion. If such determination has not been made within 90 days after the claim is asserted, the claimant shall have the right to require that the determination be submitted to the shareholders at the next regular meeting of shareholders by vote of a majority of the shares entitled to vote thereon. If a claim is made by a person who is not a director or officer of the Corporation, the Chief Executive Officer and the general counsel of the Corporation shall determine, subject to applicable law, the manner in which there shall be made the determination as to whether the claimant met the applicable standard of conduct as set forth in subparagraphs (A) and
(B) below. In the case of each claim for indemnification, the Corporation shall pay the claim to the extent the determination is favorable to the person making the claim.

           (A) In the case of a claim, action, suit or proceeding other than by or in the right of the Corporation to procure a judgment in its favor, the director, officer, employee or agent must have acted in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, any director seeking indemnification must not have been adjudged liable on the basis that any personal benefit was received by him. For the purpose of this subparagraph (A), the termination of any claim, action, suit or proceeding, civil, criminal or administrative, by judgment, order, settlement (either with or without court approval) or conviction, or upon a plea of guilty or nolo contendere or its equivalent, shall not create a presumption that a director, officer, employee or agent did not meet the standards of conduct set forth in this subparagraph.

           (B) In the case of a claim, action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor, the director, officer, employee or agent must have acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification under this subparagraph (B) shall be made (1) with regard to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper, or (2) for amounts paid, or expenses incurred, in connection with the defense or settlement of any such claim, action, suit or proceeding, unless a court of competent jurisdiction has approved indemnification with regard to such amounts or expenses.

       Pursuant to Article VI of the Corporation's Bylaws, expenses incurred by any person who is or was a director, officer, employee or agent of the Corporation with respect to any claim, action, suit or proceeding of the character described in the first sentence of the preceding paragraph shall be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it shall be ultimately determined that he is not entitled to indemnification. Indemnification and advancement of expenses pursuant to
Article VI of the Corporation's Bylaws is not exclusive of any rights to which any such director, officer, employee or other person may otherwise be entitled by contract or by law.

       The Corporation carries insurance policies insuring its liability to officers and directors under the foregoing indemnity and insuring its officers and directors against liability incurred in their capacity as such.

Item 7.Exemption from Registration Claimed.

       Not applicable.

Item 8.Exhibits.

       Exhibit No.                          Description



       4.1 Restated Articles of Incorporation of the Corporation (filed as Exhibit 3.1 to the Corporation's Annual Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by this reference thereto).

       4.2                      Bylaws of the Corporation (filed as Exhibit
                                3.2 to the Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, and incorporated herein by this reference thereto).

       4.3 1997 Employee Stock Purchase Plan of the Corporation (filed as Exhibit 4.5 to the Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, and incorporated herein by this reference thereto).

       5                        Opinion of James F. Kelley, Esq.

       23                       Consent of Arthur Andersen LLP.

       23.1                     Consent of James F. Kelley, Esq.
                                (see Exhibit 5)

       24                       Powers of Attorney.




Item 9.Undertakings.

       The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (
           Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       provided, however, that the undertakings set forth in paragraphs (i)

       and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
       Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 17th day of September, 1997.


                                GEORGIA-PACIFIC CORPORATION
                                  (Registrant)



                                By:/s/ John F. McGovern
                                   John F. McGovern
                                   Executive Vice President- Finance
                                   and Chief Financial Officer

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

       Signature                        Title             Date


As officers or directors of
GEORGIA-PACIFIC CORPORATION


/s/ A.D. Correll            Director, Chairman, Chief       September 17, 1997
A.D. Correll                Executive Officer and President
                            (Principal Executive Officer)


/s/ John F. McGovern        Executive Vice President-       September 17, 1997
John F. McGovern            Finance and Chief Financial Officer
                            (Principal Financial Officer)

/s/ James E. Terrell        Vice President and              September 17, 1997
James E. Terrell            Controller (Principal
                            Accounting Officer)


          *                 Director                        September 17, 1997
Robert Carswell


          *                 Director                        September 17, 1997
Jane Evans

          *                 Director                        September 17, 1997
Donald V. Fites


          *                 Director                        September 17, 1997
Harvey C. Fruehauf, Jr.


         *                  Director                        September 17, 1997
Richard V. Giordano


          *                 Director                        September 17, 1997
David R. Goode


          *                 Director                        September 17, 1997
T. Marshall Hahn, Jr.


          *                 Director                        September 17, 1997
M. Douglas Ivester


          *                 Director                        September 17, 1997
Francis Jungers


          *                 Director                        September 17, 1997
Louis W. Sullivan


          *                 Director                        September 17, 1997
James B. Williams


*By:  /s/ James F. Kelley
      James F. Kelley



As Attorney-in-Fact for the Directors above beside whose names an asterisk appears.






                             INDEX TO EXHIBITS


       Exhibit
       Number              Description


       4.1          Restated Articles of Incorporation
                    of the Corporation (filed as
                    Exhibit 3.1 to the Corporation's
                    Annual Report on Form 10-K
                    for the year ended December 31,
                    1994, and incorporated
                    herein by this reference thereto).

       4.2          Bylaws of the Corporation (filed as
                    Exhibit 3.2 to the Corporation's
                    Quarterly Report on Form 10-Q
                    for the quarter ended March 31, 1996,
                    and incorporated herein by this
                    reference thereto).

       4.3 1997 Employee Stock Purchase Plan of the Corporation (filed as Exhibit 4.5 to the Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, and incorporated herein by this reference thereto).

       5            Opinion of James F. Kelley, Esq.*

       23           Consent of Arthur Andersen LLP.*

       23.1         Consent of James F. Kelley, Esq.*
                    (See Exhibit 5)

       24           Powers of Attorney.*